EXHIBIT 10.56

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

PROMOTIONAL AGREEMENT

THIS PROMOTIONAL AGREEMENT is entered into as of October 9, 2007 (the “Effective Date”) by and between ANESIVA, INC., a Delaware corporation, having an address of 650 Gateway Boulevard, South San Francisco, California 94080 (hereinafter referred to as “Anesiva”), and SAGENT PHARMACEUTICALS, INC., a Wyoming corporation, having an address of 1901 North Roselle Road, Schaumburg, IL 60195 (hereinafter referred to as “Sagent”). Anesiva and Sagent may each be referred to herein as a “Party” and may be referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Anesiva has received approval from the United States Food and Drug Administration to market Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system 0.5mg in the United States; and

WHEREAS, Anesiva desires to appoint Sagent as Anesiva’s sales agent in the United States and to have Sagent undertake certain other promotional activities with respect to Zingo™ in the United States; and

WHEREAS, Sagent is willing to accept such appointment and undertake such activities on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1 “Administrative Fee” shall have the meaning provided in Section 4.2.

1.2 “Adverse Reaction Reports” shall have the meaning provided in Section 6.1 hereof.

1.3 “Affiliate” shall mean, with respect to a first person or entity means any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such first person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.

1.4 “Agreement” shall mean this Promotional Agreement.

1.5 “Anesiva Patents” shall mean any patent or patent application in the Territory owned or controlled by Anesiva during the Term relating to Product, method of manufacture or the use thereof.

1.6 “Anesiva Trademarks” shall mean the trademarks set forth in Exhibit A, such marks being owned and registered by Anesiva or an Anesiva Affiliate.

1.7 “Business Plan” shall have the meaning provided in Section 2.3 hereof.

1.8 “Calendar Quarter” shall mean each of the three (3) month periods commencing with January 1st, April 1st, July 1st and October 1st and ending, respectively, on the following March 31st, June 30th, September 30th and December 31st.

1.9 “Commencement Date” shall mean the date of Anesiva’s first Commercial Sale of the Product.

1.10 “Commercial Sale” shall mean the sale of the Product within the Field and Territory to a Third Party.

1.11 “Confidential Information” shall mean all information (whether in written, oral, electronic, visual, tangible, or other form) and materials that are disclosed by one Party to the other Party prior to the Effective Date or during the term of this Agreement and are either identified as confidential at the time of disclosure or should reasonably be believed to be of the type of information that would be considered confidential under the circumstances.

1.12 “Dispute” shall have the meaning set forth in Section 12.11.

1.13 “Distribution and Administrative Costs” shall mean those out-of-pocket costs, excluding [*], incurred by a Sagent or for its account that are specifically due to the [*], or [*], for the distribution of Product in the Territory and that are consistent with the Business Plan and otherwise with the terms of this Agreement.

1.14 “Effective Date” shall be the date shown at the top of page 1 of this Agreement.

1.15 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetics Act, as amended from time to time.

1.16 “FDA” shall mean the United States Food and Drug Administration or any successor entity.

2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.17 “Field” shall mean use on intact skin to provide local analgesia prior to venipuncture or peripheral intravenous cannulation in children 3–18 years of age, and any future FDA approved indications for the Product.

1.18 “Institution” shall mean any (a) any hospital; (b) any [*] that, in each case, is associated with a hospital and/or GPO or (c) any [*].

1.19 “Net Sales” shall mean the amount invoiced by Anesiva or its Affiliate (or by Sagent or its Affiliate on Anesiva’s behalf) for sales of a Product in the Territory to a Third Party that is an Institution, less:

(a) discounts (including without limitation cash discounts and quantity discounts), retroactive price reductions, charge-back payments, and customer rebates;

(b) credits or allowances actually granted upon claims, damaged goods, rejections, or returns of Product other than any such credits or allowances arising from manufacturing defects or any defect attributable to Anesiva, including but not limited to credits, allowances and related costs attributable to Product recalls;

(c) freight out, postage, shipping, and insurance charges actually paid for delivery of Product;

(d) [*]; and

(e) taxes (other than income taxes) or duties levied on, absorbed, or otherwise imposed on sale of Product, including without limitation value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by a Third Party.

Sales of Product by and between a Party and its Affiliates are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes. Sales of Product for use in conducting clinical trials, for Product registration purposes or Regulatory Approvals, of Product shall be excluded from Net Sales calculations for all purposes. Anesiva shall determine Net Sales in a manner consistent with all products sold by or on behalf of Anesiva and in accordance with United States GAAP.

1.20 “Product” shall mean Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system 0.5mg.

1.21 “Product Labeling” shall mean (a) the FDA full prescribing information for Product, including any required patient information, and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for Product.

1.22 “Product Rights” shall have the meaning provided in Section 9.3(a) hereof.

3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.23 “Promotional Materials” shall mean all written, printed, graphic, electronic, audio or video matter, including, but not limited to, journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items), in each case created by Anesiva or on its behalf and used or intended for use by Sagent in connection with any Services hereunder, but excluding Product Labeling.

1.24 “Regulatory Approvals” shall mean any approvals (including, but not limited to, NDA approval, labeling, pricing and reimbursement approvals), product, biologic and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, which are necessary for the commercial manufacture, use, storage, importation, export, transport or sale of Product in the Territory.

1.25 “Representatives” shall mean the Sagent personnel that carry out the Services hereunder.

1.26 “SEC” shall have the meaning set forth in Section 11.3.

1.27 “Senior Executive” shall mean, with respect to a particular Party, the Chief Executive Officer of such Party, or the representative designated by such individual (provided that such representative is a senior executive officer of such Party with authority to settle the applicable Dispute submitted for resolution under Section 12.11).

1.28 “Services Term” shall mean the time period described in Section 2.2.

1.29 “Term” shall have the meaning provided in Section 7.1 hereof.

1.30 “Territory” shall mean the United States and its territories and possessions.

1.31 “Third Party” shall mean any entity other than Anesiva or Sagent or an Affiliate of Anesiva or Sagent.

1.32 “Year” shall mean a twelve (12) month period starting on the Commencement Date or an anniversary thereof, as applicable, during the Term. “Year 1” shall mean the Year starting on the Commencement Date (and, for clarity, shall also include any time period between the Effective Date and the Commencement Date), “Year 2” shall mean the Year starting on the first anniversary of the Commencement Date, and so on.

2.	PROMOTION OF PRODUCT

2.1 Services. During the Services Term and subject to the terms and conditions of this Agreement, Sagent shall provide, or cause to be provided, those mutually-agreed services in support of the commercialization of the Product in the Territory that are specified in this Section 2.1 (the “Services”). Beginning three months prior to the expiration of the Services Term, or

4.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

any extension thereof, and for an immediately following time period determined by Anesiva (not to exceed 6 months), Sagent will continue to provide the Services and will assist Anesiva during such period in the orderly transition of responsibility for the Services to Anesiva or its designee, including the assignment, or commercially reasonable efforts to facilitate such assignment, of any Sagent contractual commitments necessary for such transition. In negotiating and entering into any contractual commitments in performing or furtherance of performing the Services, Sagent shall use commercially reasonable efforts to include a provision that permits subsequent assignment of such contractual commitments by Sagent to Anesiva or its designee, but any failure to obtain such provision shall not be a breach of this Section 2.1, provided that Sagent used commercially reasonable efforts in attempting to obtain such provision.

(a) Selling Activities:

(i) [*],

(ii) Negotiation of contracts for group purchase accounts,

(iii) Contract directly with individual Institutions when appropriate,

(iv) [*],

(v) Serve as key selling contact for pharmacy departments of Institutions, utilizing Anesiva representatives when appropriate,

(vi) [*] and

(vii) Along with Anesiva, communicating Product benefits to pharmacy directors and other key decision makers on [*] of Institutions.

(b) Distribution and Administrative Activities:

(i) Warehousing and distribution of the Product consistent with Anesiva’s quality standards as set forth in Exhibit B,

(ii) [*].

2.2 Services Term. The Services Term shall commence on the Effective Date and end on the third anniversary of the Commencement Date. The Services Term may be extended by [*] by mutual written agreement of the Parties.

2.3 Business Plan. The Parties agree to work cooperatively to establish an initial business plan within [*] of the Effective Date (the “Business Plan”). The Business Plan will set forth in detail the promotional and other activities to be performed by Sagent and Anesiva hereunder, including annual production forecasts, the particular sales accounts to be targeted, annual sales targets, and the anticipated timing of such activities. In the process of preparing

5.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

the Business Plan, Anesiva will make all relevant marketing research, data and marketing sales plans regarding the Product available to Sagent. All revisions to the Business Plan shall be in writing and by mutual agreement of Anesiva and Sagent. The Parties shall continue to work cooperatively to update the Business Plan as necessary and at least [*]. In the event of any actual conflict between the terms and conditions of the Business Plan and this Agreement, this Agreement shall control.

2.4 Performance Standards. Parties, and any Affiliates, shall use their commercially reasonable efforts to perform their Services and responsibilities under this Agreement and in accordance with any deadlines, time-related milestones or timing schedules set forth in the Business Plan with respect to any of the Services. Parties, and any Affiliates, shall make available qualified personnel to perform their Services and responsibilities and shall perform in a professional manner and in accordance with sound and ethical business practices. Parties, and any Affiliates, shall not permit any of their Representatives to perform Services or responsibilities related to the Product unless such Representatives have been fully trained and are knowledgeable about the Product. Parties shall be responsible for the compliance of their Representatives with all relevant terms of this Agreement and the Business Plan. Any contracts or arrangements negotiated by Sagent in connection with the Services are subject to Anesiva’s final approval; provided, however, that no such approval is required with respect to any terms of such contracts or arrangements that are specific to products other than the Product.

2.5 Compliance with Law.

(a) Parties shall in all material respects conform their practices and procedures relating to the promotion of Product in the Territory to all applicable laws, regulations and guidelines, including without limitation the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code of Pharmaceutical Marketing Practices and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry, as the same may be amended from time to time. Sagent shall promptly notify Anesiva of and provide Anesiva with a copy of any correspondence or other reports with respect to the marketing, detailing and promotion of Product submitted to or received from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), PhRMA or the AMA relating to such laws, regulations and guidelines.

(b) Parties shall in all material respects conform their practices and procedures relating to educating the medical community in the United States with respect to Product to the Accreditation Council for Continuing Medical Education (“ACCME”) Standards for Commercial Support of Continuing Medical Education (the “ACCME Standards”) and any applicable FDA regulations or guidelines, as the same may be amended from time to time. Sagent shall promptly notify Anesiva of and provide Anesiva with a copy of any correspondence or other reports submitted to or received from the ACCME with respect to Product relating to the ACCME Standards or such FDA regulations.

6.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(c) Without limiting the generality of the foregoing, Sagent shall not promote the Product outside of the Territory, for any indication outside the Field, or otherwise contrary to the Product Labeling. In connection with the promotion of Product hereunder, Sagent shall make no statement, representation or warranty, oral or written, to Third Parties concerning Product that is inconsistent with, or contrary to, the Product Labeling or Promotional Materials.

2.6 Promotional Materials.

(a) From time to time during the Services Term, Anesiva shall provide Sagent with reasonable quantities of all Promotional Materials then being used by Anesiva, to the extent relevant to the Services and in line with the Business Plan. Sagent will use such Promotional Materials solely for performance of the Services, and Sagent will not use, create, or develop any other promotional materials in connection with the Services without Anesiva’s prior written consent. Sagent shall distribute Promotional Materials of the type identified in this Section 2.6 in accordance with the Business Plan and with the terms of this Agreement.

(b) Anesiva shall use commercially reasonable efforts to modify, as quickly as reasonably practicable, all trade dress and Promotional Materials to be used by Sagent to reference Sagent as the sales agent for the Product in the Territory. For purposes of clarity, the Parties agree that Sagent shall not be referenced in labels on the Product itself but shall be referenced on cartons containing the Product and on the package insert describing the full prescribing information for the Product. Such references shall be maintained thereafter, at minimum, until the end of the initial three years of the Services Term. In no event shall Anesiva or its Affiliates be required, in connection with its or their promotional activities, to distribute any material which contains a reference to Sagent, but Anesiva may identify Sagent’s involvement in the promotion of Product therein if Anesiva, in its sole discretion, deems it appropriate to do so.

(c) Except as specifically permitted by this Section 2.6, neither Party shall distribute or have distributed any materials bearing the name of the other without the prior written approval of the other.

(d) Subject to Section 5.1, Anesiva shall own all right, title and interest in and to the Promotional Materials, including all copyrights appurtenant thereto but excluding any rights in or to the Sagent trademark or house mark.

2.7 Reports. Within forty-five (45) days after the end of each Calendar Quarter during the Services Term, Sagent shall furnish to Anesiva a written report summarizing (a) the Services performed by Sagent during such Calendar Quarter and (b) any information coming to

7.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Sagent’s attention in the Territory concerning introductions and promotional activities of products competitive with Product, it being understood that there is no obligation on Sagent to solicit such information. In the event any serious complaints or other issues regarding Product are brought to Sagent’s attention, same will be communicated to Anesiva.

2.8 Anesiva Responsibilities. Other than those activities explicitly allocated to Sagent pursuant to this Agreement or the Business Plan, Anesiva shall retain the sole right, and shall bear all costs related thereto, to take such actions with respect to Product as would normally be done in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to market Product in the Territory. Without limiting the foregoing:

(a) Anesiva will hold title to the Product at all times prior to Commercial Sale of the Product, stock the Product in the designated Sagent distribution facilities and bear the risk of any Product loss prior to Commercial Sale.

(b) Anesiva shall remain solely responsible for booking sales of Product hereunder, holding related credit risk, Product return risk and causing performance of all related services.

(c) Anesiva will remain solely responsible for all post-market surveillance of the Product, all safety-related issues involving the Product, and any Product complaints or medical inquiries.

(d) Anesiva will provide Promotional Materials pursuant to Section 2.6, Product-specific sales training for Sagent personnel, reasonable quantities of Zingo trainers (if and to the extent included in the Business Plan) and hospital in-service training support upon Sagent’s request.

(e) Anesiva will arrange and promote the Product at national and regional trade shows in a mutually agreed manner complementing Sagent’s Services.

(f) Anesiva will manufacture and shall be responsible for quality and performance of the Product.

(g) Anesiva will work diligently with Sagent to complete all regulatory filings and registrations and licenses related to the Product and sale of the Product.

(h) Anesiva will retain responsibility for all activities and costs associated with any recall of the Product.

(i) Anesiva shall produce sufficient quantities of Product and shall maintain inventory related to Product at sufficient levels, to meet all Product sales commitments, forecasts, and reasonable projections, as identified in the Business Plan, and provide prompt notice of foreseen shortfalls in Product availability versus the Business Plan. Anesiva shall be solely responsible to any Institutions in the event of Anesiva’s inability to deliver sufficient quantities of the Product.

8.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(j) Anesiva shall work in collaboration with Sagent to obtain formulary registrations for Product in Institutions.

(k) Anesiva shall work in collaboration with Sagent to promote Product benefits to key [*] decision-makers in Institutions.

(l) Anesiva shall work in collaboration with Sagent to promote Product benefits to [*] to develop product champions for [*] in Institutions;

(m) Anesiva shall work in collaboration with Sagent to promote Product benefits to Institution personnel to pull through Product following formulary approvals; and

(n) Anesiva shall work in collaboration with Sagent to [*] to ensure they are well-trained on use of Product within Institutions.

Notwithstanding the Business Plan or any other provision herein to the contrary, Anesiva shall have the sole right and responsibility, with Sagent acting as Anesiva’s agent in the execution of the Services, for (i) establishing and modifying the terms and conditions with respect to the sale of Product, including, without limitation, the price at which Product will be sold, any applicable discounts, and the approval of customers; (ii) any damage or product loss in inventory; (iii) establishing and modifying the specifications for the Product and any label, packaging, or packaging inserts with respect thereto; (iv) the selection of suppliers; and (v) collection of accounts receivable. In addition, the Parties acknowledge and agree that Anesiva will be the obligor in the arrangement to provide wholesalers with the Product and that Anesiva shall be responsible for any returned Product.

2.9 Diligence.

(a) Sagent shall use commercially reasonable efforts to undertake the Services and its other responsibilities under this Agreement. Without limiting the generality of the foregoing and subject to Anesiva providing a commercial supply of the Product in accordance with the Business Plan, Sagent will achieve, within [*] following [*] of the [*], [*] for the Product at a [*] of [*] of the [*] (as set forth the Business Plan) and [*] with [*] of the [*] (as set forth in the Business Plan), with Anesiva’s approval of such [*] not to be unreasonably withheld.

(b) Anesiva shall use commercially reasonable efforts to undertake its responsibilities under this Agreement.

2.10 No Competitive Products. Sagent shall not [*] any [*] during the Term.

9.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.11 Costs. Each Party shall be solely responsible for its own costs and expenses in performing its responsibilities under this Agreement, except as set forth in Section 4.2 or as otherwise mutually agreed by the Parties in writing. Sagent agrees that the only compensation owed to Sagent for Services provided by Sagent under this Agreement shall be the payments set forth in this Article 4.

2.12 Proprietary Rights in Product. Anesiva retains and shall at all times retain all proprietary rights and proprietary interests in Product and shall retain title to all Product until the point of sale to wholesalers and/or end-users. Sagent shall neither have nor represent that it has any control or proprietary or property interests in Product.

2.13 Other Products. Upon Anesiva request, Sagent shall work with Anesiva in the identification of [*] which may be suitable for development in [*] and shall work jointly with Anesiva to forward development of such candidates as may be subsequently mutually agreed.

2.14 Other Services. Sagent may from time-to-time provide additional consultative or logistics support outside the scope of this Agreement upon mutual agreement at an incremental cost to be negotiated by the Parties in good faith.

3.	MANAGEMENT

3.1 Project Lead. The Parties shall each appoint an authorized representative (“Project Lead”) with whom communications between the Parties relating to Services will be directed. Each Party will notify the other as to the name of the individual so appointed. Each Party may replace its Project Lead at any time, upon written notice to the other Party.

3.2 Exchange of Information. Sagent shall provide Anesiva with copies of any written communications disseminated by Sagent generally to its representatives performing the Services relating to promotional strategy for the Product. During the Services Term and subject to any other provision of this Agreement, each Party will provide the other with all material information reasonably relevant to the overall commercialization of the Product in the Field within the Territory within a reasonable time after such information becomes known to the Party, provided such information is not received from an independent Third Party under a secrecy obligation.

4.	PAYMENT TERMS.

4.1 Set-Up Fee. Within [*] after the Effective Date, Anesiva shall pay to Sagent a non-refundable set-up fee of [*]. Such fee shall be fully creditable against royalty payments due to Sagent hereunder as follows: (a) [*] will be creditable against royalties due for the [*] in which gross sales of Product in the U.S. exceed [*]; and (b) [*] will be creditable against royalties due for the [*] in which gross sales of Product in the U.S. exceed [*].

10.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.2 Cost Reimbursement. Anesiva will reimburse Sagent for any Distribution and Administrative Costs that are reasonably incurred by Sagent in performing the Services during the Services Term, which reimbursement shall consist of [*] of such Distribution and Administrative Costs, plus an administrative fee (“Administrative Fee”) equal to [*] of such Distribution and Administrative Costs for [*], [*] of such Distribution and Administrative Costs for [*], [*] of such Distribution and Administrative Costs for [*], and [*] of such Distribution and Administrative Costs for [*] (if applicable). Following the expiration of the Services Term, Sagent shall receive no other payments under this Section 4.2. Notwithstanding anything to the contrary herein, Anesiva shall have no obligation to make any payments with respect to Distribution and Administrative Costs that were not incurred in relation to Sagent’s provision of the Services and approved by Anesiva (such approval not to be unreasonably withheld) or anticipated in the Business Plan.

4.3 Royalties During Services Term. Solely during the Services Term, Anesiva shall pay to Sagent royalties on Net Sales at the following royalty rates:

Year	Royalty Rate
[*]	[*]

If the Services Term is extended by [*] by mutual agreement pursuant to Section 2.2, the royalty rate for [*] will be [*].

4.4 Sunset Royalties. During the [*] following the end of the Services Term, Anesiva shall pay Sagent royalties on Net Sales at the following royalty rates:

Year	Royalty Rate
[*]	[*]

4.5 Royalty Reports and Payments. Within [*] after the end of any Calendar Quarter in which royalties are owed under Section 4.4, Anesiva shall deliver to Sagent a true and accurate report of Net Sales during such Calendar Quarter, accompanied by any royalties due under Section 4.4 with respect to such Net Sales. Royalties due under Section 4.3 shall be invoiced and paid pursuant to Section 4.6. To accommodate financial reporting requirements, Anesiva shall provide Sagent a good faith estimate of such Royalties earned within [*] of the end of each Calendar Quarter.

4.6 Method of Payment. Any payments due to a Party under this Agreement shall be made in U.S. dollars by wire transfer to a bank and account designated in writing by such Party. For payments due under Section 4.2 or 4.3, Sagent will submit written invoices within [*] following the end of each Calendar Quarter to Anesiva specifying the payment due under

11.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Section 4.2 or 4.3, including a description of any Distribution and Administrative Costs or Net Sales, as the case may be. Payment of each such invoice not subject to a good faith dispute will be due in full within [*] following receipt of invoice. Invoices shall be sent to the following address:

Anesiva, Inc.

650 Gateway Boulevard

South San Francisco, CA 94080

Attention: Accounts Payable

4.7 Books and Records. Anesiva shall keep full, clear, and accurate records for a period of at least [*] after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Products sold or otherwise disposed of in sufficient detail to enable royalties payable to Sagent hereunder to be determined. Sagent shall keep full, clear, and accurate records for a period of at least [*] after the relevant payment is owed pursuant to this Agreement, setting forth any Distribution and Administrative Expense that is reimbursable pursuant to Section 4.2. Each Party shall have the right to nominate an independent firm of certified public or chartered accountants who shall have access to the books and records of the other Party during reasonable business hours for the purpose of verifying any amounts payable under this Agreement or information provided in connection therewith. The fees and expenses of the accountants performing such verification shall be borne by the Party requesting the audit, unless such audit reveals an underpayment by the audited Party, or an overpayment by the auditing Party, of [*] or more and exceeding [*] over the period being audited, in which case the audited Party shall bear the costs and expenses of such verification.

4.8 Taxes. If provision is made in law or regulation for withholding of taxes of any type, levies or other charges with respect to the any amounts payable hereunder to Sagent, Anesiva shall promptly pay such tax, levy or charge for and on behalf of Sagent to the proper governmental authority, and shall promptly furnish Sagent with receipt of such payment. Anesiva shall have the right to deduct any such tax, levy or charge actually paid from payment due Sagent or to be promptly reimbursed by Sagent if no further payments are due Sagent. Anesiva agrees to assist the Sagent in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

4.9 Sales Tracking. It is understood and agreed that, in the event that there are more than [*] sales of Product to [*], the Parties will need to establish a [*] mechanism for tracking sales of Product to [*], for the purpose of calculating Net Sales and royalty payments hereunder. At the written request of either Party during the Services Term, the Parties shall use good faith efforts to agree on such a mechanism (solely for use in calculating Net Sales and royalties for the then-current and future Calendar Quarters), taking into account the then-available sources for determining such sales and the respective costs of such determinations.

12.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

5.	LICENSE; TRADEMARKS

5.1 License. Solely during the Services Term and subject to the terms and conditions of this Agreement, Anesiva hereby grants to Sagent the right (with the right to grant sublicenses solely to Sagent Affiliates) to engage in the Services with respect to the Product in the Field in the Territory and to use the Anesiva Trademarks and Promotional Materials in connection with such Services, all in accordance with the Business Plan. Such right shall be exclusive; provided, however, nothing herein is intended to restrict Anesiva’s retained rights described in Section 5.2.

5.2 Anesiva Retained Rights. Anesiva shall retain at all time the right (a) to commercialize the Product itself or directly through an Affiliate, to customers other than Institutions, and (b) to engage one or more Third Parties to provide services in support of the commercialization of the Product in the Territory with respect to end-users that are not Institutions, including without limitation office-based physicians. In the event that Anesiva so engages a third party to provide such services during the Services Term, Anesiva and Sagent shall discuss in good faith possible ways to minimize any interference between the Services and such engagement.

5.3 No Other Licenses. Nothing in this Agreement shall be interpreted to grant either Party any rights under any patents, trademark, or other intellectual property of the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise.

5.4 Anesiva Trademarks. The ownership and use of the Anesiva Trademarks shall be governed by the following provisions:

(a) Anesiva or an Affiliate of Anesiva shall retain the ownership of the entire right, title and interest in and to the Anesiva Trademarks.

(b) Anesiva shall, at its cost and expense, file (to the extent necessary) in the Territory and endeavor in good faith to obtain the registration of the Anesiva Trademarks in the Territory, and, when registered, thereafter maintain the Anesiva Trademarks in the Territory. Sagent agrees that in using Anesiva Trademarks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of the Anesiva Trademarks or the registration thereof, and the registration will remain in the ownership of Anesiva. Such Anesiva Trademarks will be used by Sagent on behalf of, and in the interest of, Anesiva, and Sagent will first obtain the written approval of Anesiva of the form and manner in which the Anesiva Trademarks will be used upon, in connection with, or in relation to materials other than Promotion Materials as may be permitted by this Agreement.

(c) Sagent recognizes Anesiva’s title in and to the Anesiva Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of Anesiva in and to the Anesiva Trademarks and the registration thereof. Wherever Anesiva’s trademarks or

13.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

tradenames are used (e.g., on any package, label or advertisement), the first or most prominent use shall always be accompanied by a legend acceptable to Anesiva indicating that Product is a registered trademark of Anesiva and the Anesiva trademarks and tradenames are licensed to Sagent by Anesiva. In the event that Sagent, either directly or indirectly, challenges the title of Anesiva to any Anesiva Trademark or the validity of such registration obtained by Anesiva for the same, and Sagent fails to withdraw such challenge within [*] of receipt of Anesiva’s written request therefor, Anesiva shall have the right to terminate this Agreement.

(d) Sagent shall, upon Anesiva’s request, and at Anesiva’s expense, reasonably assist Anesiva in any action reasonably necessary or desirable to protect the Anesiva Trademarks used or proposed to be used hereunder. Sagent shall as soon as practicable notify Anesiva of any apparent infringement by a Third Party of any of the Anesiva Trademarks.

(e) After discussion and upon notice and demand from Anesiva, Sagent shall immediately discontinue the use of any of the Anesiva Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights, unless Sagent determines that it does not wish to discontinue use of any of the Anesiva Trademarks, in which case all liability of Anesiva, Sagent and their respective Affiliates arising out of Sagent’s use of any such Anesiva Trademark after such notice shall be borne by Sagent. In the event of any such Third Party notice, request by Anesiva to discontinue the use of an Anesiva Trademark and subsequent discontinuance by Sagent, Anesiva shall select a new Anesiva Trademark to be used with Product and shall promptly notify Sagent in writing of such selection.

6.	REGULATORY MATTERS

6.1 Adverse Reaction Reports. Sagent shall report to Anesiva all information necessary to permit Anesiva to make timely reports as required by any governmental regulatory agency in the Territory regarding Product and shall report at least quarterly concerning any findings associated with the use of Product that may suggest significant hazards, contraindications, side effects or precautions pertinent to the safety of Product (“Adverse Reaction Reports”). Anesiva shall promptly, and in all cases within [*] of confirmation of such Adverse Reaction Report, notify Sagent of any Adverse Reaction Report requiring the alteration of the manner in which Sagent performs the Services, which communication shall be held in confidence by Sagent pursuant and subject to the terms of Article 11. Should either Party learn of any hazard that is severe, serious or unexpected, concerning the Product, such hazard data shall be communicated to the other Party immediately in writing or confirmed in writing if such immediate communication is non-written. Anesiva shall be responsible for complying with all applicable laws regarding the reporting of such hazards to governmental authorities. The aforementioned information shall be addressed as follows:

in the case of Sagent to:	Sagent Pharmaceuticals, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195
Attention: [*]
Phone: [*]

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

in the case of Anesiva to:	Anesiva, Inc.
650 Gateway Boulevard
South San Francisco, California 94080
Attention: [*]
Phone: [*]

or to such other address as may thereafter be provided by either Party.

6.2 Voluntary Product Recalls. If either Party believes that a voluntary recall or market withdrawal of Product is necessary, such Party shall notify the other Party within [*] of its determination and both Parties shall cooperate to allow such recall or market withdrawal to occur under the direction of Anesiva (as set forth in Section 2.8(h)). In the event of a dispute about whether to recall Product, Anesiva shall have the final authority with respect to such matters, which authority shall be exercised in good faith.

6.3 Regulatory Obligations. Anesiva shall be solely responsible for all activities in connection with the Regulatory Approvals for Product in the Territory, including without limitation communicating and preparing and filing all reports (including without limitation adverse drug experience reports) with the FDA. Sagent agrees to cooperate with Anesiva as requested, at Anesiva’s expense, in preparing and filing all such reports. Anesiva shall pay all fees associated with obtaining and maintaining the Regulatory Approvals.

7.	TERM OF AGREEMENT AND TERMINATION

7.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the earlier of (a) [*] after the end of the Services Term or (b) termination of this Agreement in accordance with this Article 7.

7.2 Termination for Breach. Either Party shall have the right to terminate this Agreement by written notice to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to remedy same within [*] after being called upon in writing to do so. For purposes of this Agreement, the term “material breach” shall include, but not be limited to, Sagent’s failure to comply with the provisions of Section 2.1, Section 2.5, Section 2.9(a), or Section 2.10.

7.3 Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement effective upon written notice to the other Party in the event the non-notifying Party becomes insolvent or makes an assignment for the benefit of creditors, or in the event bankruptcy or insolvency proceedings are instituted against the non-notifying Party or on the non-notifying Party’s behalf.

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7.4 Effect of Termination. Upon any termination or expiration of this Agreement pursuant to this Article 7, for whatever reason, then, in any such case, all of Sagent’s rights hereunder regarding Product and the use of the Anesiva Trademarks and the Promotional Materials shall automatically terminate and automatically revert to Anesiva, effective as of such time, and Sagent shall have no further rights thereto. Upon termination or expiration hereof, Sagent shall immediately cease performing the Services and promptly return to Anesiva all Promotional Materials and samples of Product then in the possession of Sagent, its Affiliates and any of their respective sales representatives. Upon any termination of this Agreement prior to the end of the Services Term (other than termination by Sagent pursuant to Section 7.2), Sagent shall continue to provide the Services for a time period determined by Anesiva (not to exceed 6 months) and shall assist Anesiva during such period in the orderly transition of responsibility for the Services to Anesiva or its designee, including the assignment of any contracts necessary for such transition.

7.5 Survival. The rights and obligations of the Parties under the following provisions of this Agreement shall survive expiration or any termination of this Agreement: Sections 2.6(d), 2.12, 4.7, 7.4, 7.5, and Articles 1 (to the extent relevant), 9, 10, 11, and 12. In any event, expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. Notwithstanding the foregoing, the use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

8.	REPRESENTATIONS AND WARRANTIES.

8.1 Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

(a) such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or territory in which it is incorporated, (ii) has the corporate power and authority to enter into this Agreement and perform its obligation hereunder, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

(b) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and

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performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(c) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

8.2 Disclaimer. EXCEPT AS PROVIDED IN SECTION 8.1, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND/OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OR DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

9.	OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS.

9.1 Intellectual Property. Anesiva shall solely own all right, title and interest in Product, Anesiva Patents, Anesiva Trademarks and Product Labeling. Sagent shall solely own all right, title and interest in the Sagent trademark.

9.2 Patent Prosecution. Anesiva shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the Anesiva Patents. Anesiva shall not be obligated to disclose to Sagent any prosecution information relating to the Anesiva Patents.

9.3 Enforcement Rights.

(a) Notification of Infringement. If Sagent learns of any misappropriation of any Product, Anesiva Patents, Anesiva Trademarks or Information of Anesiva (the “Product Rights”), or any infringement or threatened infringement by a Third Party of the Anesiva Patents in the Territory, Sagent shall promptly notify Anesiva and shall provide such other Party with all available evidence of such misappropriation or infringement.

(b) Enforcement of Patents and Product Rights in the Territory. Anesiva shall have the sole right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any Anesiva Patents or any misappropriation of the Product Rights in the Territory, by counsel of its own choice. Sagent shall cooperate with Anesiva, at Anesiva’s expense, in any such action or proceeding brought by Anesiva against a Third Party. Any amounts recovered by Anesiva pursuant to this subsection (b) shall belong exclusively to Anesiva. Anesiva shall have the sole right to control settlement of such action.

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10.	INDEMNIFICATION

10.1 Indemnification by Anesiva. Subject to Section 10.3, Anesiva shall indemnify, defend and hold Sagent and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Sagent Indemnitees”) harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Liabilities”) in connection with any claim, lawsuit or other action by a Third Party, to the extent arising out of, relating to, or resulting from (a) the breach by Anesiva of any of its covenants, representations, or warranties contained within this Agreement; (b) the gross negligence or willful misconduct of Anesiva, its Affiliates, or their respective directors, officers, employees and, agents; or (c) the manufacture, use or sale of Product, in each case except to the extent such claim, lawsuit or other action results from the gross negligence or willful misconduct of a Sagent Indemnitee or from Sagent’s breach of this Agreement.

10.2 Indemnification by Sagent. Subject to Section 10.3, Sagent shall indemnify, defend and hold Anesiva, its Affiliates, and their respective directors, officers, employees, and agents (collectively, “Anesiva Indemnitees”) harmless from and against any Liabilities in connection with any claim, lawsuit or other action by a Third Party, to the extent arising out of, relating to, or resulting from (a) the breach by Sagent of any of its covenants, representations, or warranties contained within this Agreement; or (b) the gross negligence or willful misconduct of Sagent, its Affiliates, or their respective directors, officers, employees and, agents; in each case except to the extent such claim, lawsuit or other action results from the gross negligence or willful misconduct of an Anesiva Indemnitee or from Anesiva’s breach of this Agreement.

10.3 Procedure. In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party entering into a joint defense agreement. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

10.4 Insurance. Effective as of the Commencement Date, each Party, at its own expense, shall maintain comprehensive general/product liability insurance with a minimum limit of liability of [*] per occurrence and in the aggregate and shall, at the other Party’s request, provide the such other Party with a certificate of such insurance naming the other Party as an additional insured. Each Party shall provide at least [*] notice to the other Party prior to cancellation or material change in such Party’s policy. Such notices of cancellation or material change shall be given in accordance with Section 12.8 hereof.

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11.	CONFIDENTIALITY

11.1 Generally. During the term of this Agreement and for a period of [*] following expiration or termination of this Agreement, each Party (a) shall maintain in confidence all Confidential Information of the other Party; (b) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants, advisors, agents or subcontractors who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article 11 and to whom such disclosure is necessary in connection with such Party’s activities as contemplated in this Agreement. Each Party shall ensure that such Party’s Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents and subcontractors comply with these obligations. Each Party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information, including without limitation, the other’s trade secrets or proprietary information.

11.2 Exceptions. The obligations of confidentiality, non-disclosure, and non-use set forth in Section 11.1 shall not apply to the extent the receiving Party (the “Recipient”) can demonstrate that the disclosed information (a) was in the public domain at the time of disclosure to the Recipient by the other Party, or thereafter entered the public domain, in each case other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in breach of this Agreement; (b) was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party; or (c) was received by the Recipient or its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the other Party. Notwithstanding any other provision of this Agreement, Recipient’s disclosure of Confidential Information shall not be prohibited if such disclosure: (i) is in response to a valid order of a court or other governmental body of the U.S., provided that Recipient provides the other Party with prior written notice of such disclosure in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information; or (ii) is otherwise required by applicable law or regulation or by the rules of a nationally recognized securities exchange.

11.3 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit C. Any other publication, news release or other public announcement relating to the existence, or the terms and conditions, of this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties unless such publication, news release or other public announcement contains information previously approved by the other Party for release hereunder (provided such information remains true, complete, and accurate); provided, however, that any disclosure which is required by law or regulation or by the rules of a nationally recognized securities exchange as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. Parties hereby agree and

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consent to: (a) the inclusion of the text set forth in Exhibit D in their filings with the U.S. Securities and Exchange Commission (the “SEC”) (including without limitation any filings on Form 8-K) and (b) the filing of a copy of this Agreement with the SEC as required by applicable law or regulation, provided that Parties endeavor to obtain confidential treatment of financial and trade secret information contained herein.

12.	GENERAL PROVISIONS

12.1 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

12.2 Entire Agreement; Amendment. This Agreement by and between the Parties hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

12.3 Relationship Between the Parties. The relationship between the Parties, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

12.5 Assignment. No Party may assign or delegate any or all of its rights or obligations under this Agreement without the prior written consent of every other Party to this Agreement except to an Affiliate. If a Party assigns this Agreement to an Affiliate, such Party will also promptly inform the other Party and guarantee the performance by its Affiliate of all of such Party’s obligations under the Agreement. Notwithstanding the foregoing, Anesiva may, with notice, but without Sagent’s consent and at Anesiva’s sole discretion, assign any or all of

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its rights and obligations under this Agreement to a Third Party in connection with the sale, transfer or other disposition of the part of Anesiva’s business to which this Agreement relates. Any assignment or delegation of rights or obligations under this Agreement that is not in compliance with this Section 12.5 shall be void and without effect. This Agreement is binding upon and inures to the benefit of the Parties to it, and to their permitted successors and assigns.

12.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

12.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

12.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Sagent, notices must be addressed to:

Sagent Pharmaceuticals, Inc.

1901 North Roselle Road

Schaumburg, Illinois 60195

Attention: [*]

Telephone: [*]

Facsimile: [*]

If to Anesiva, notices must be addressed to:

Anesiva, Inc.

650 Gateway Boulevard

South San Francisco, CA 94080

Attention: General Counsel

Telephone: [*]

Facsimile: [*]

12.9 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war,

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civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [*] after its occurrence. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a [*], the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Sections 7.4 and 7.5.

12.10 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 or 10.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11.

12.11 Dispute Resolution; Arbitration. The Parties initially shall attempt to settle any controversy or claim (whether such claim sounds in contract, tort, or otherwise) arising out of or relating to this Agreement, or the breach thereof (a “Dispute”) through good faith negotiations between the Project Leads in the spirit of mutual cooperation. If the Project Leads are unable to resolve such Dispute within [*], the Parties shall submit such Dispute to the Parties’ respective Senior Executives for good faith discussion and attempted resolution. If the Senior Executives are unable to resolve such Dispute within [*], such Dispute shall be settled by final and binding arbitration in San Francisco, California pursuant to then current rules for arbitration of commercial disputes promulgated by the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In no event shall the arbitrator have any right or power to award punitive or exemplary damages. All negotiations and discussions pursuant to this Section 12.11 shall be confidential, and the Parties agree that all information concerning or disclosed as part of such negotiations and discussions are and such shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

12.12 Governing Law. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of California, irrespective of its laws regarding choice or conflict of laws.

12.13 Interpretation

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and

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paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

12.14 Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered via facsimile), each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

12.15 Further Assurances. Each Party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

ANESIVA, INC.		SAGENT PHARMACEUTICALS, INC.

By:	/s/ John P. McLaughlin	By:	/s/ Jeffrey Yordon
Name:	John P. McLaughlin	Name:	Jeffrey Yordon
Title:	CEO	Title:	CEO

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EXHIBIT A

ANESIVA TRADEMARKS

[SEE FOLLOWING PAGES]

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MARK	APPLICATION/ REGISTRATION NO.	GOODS/SERVICES	CURRENT STATUS
[*]	[*]	[*]	[*]

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EXHIBIT B

ANESIVA QUALITY STANDARDS

[SEE FOLLOWING PAGES]

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QUALITY AGREEMENT

INTRODUCTION

This Quality Agreement between Anesiva, Inc. (“Anesiva”) (located at 650 Gateway Boulevard, South San Francisco, CA 94080) and Sagent Pharmaceuticals, Inc. (“Sagent”) (located at 1901 N. Roselle Road, Suite 700, Schaumburg, IL 60195) defines Quality responsibilities as they are related to the storage, handling and distribution of Anesiva finished pharmaceutical product “Zingo” (lidocaine hydrochloride monohydrate), “Product”. This Agreement shall be effective October 9, 2007 (“Effective Date”) by and between both parties.

Changes to this Agreement may be made solely by an amendment in writing signed by both parties. A history of revisions will be maintained in Exhibit A.

DEFINITIONS

A.	Batch or Production Lot: shall mean a specific quantity of Product identified by a distinctive lot number.

B.	Change: A planned, temporary or permanent alteration or replacement of an approved or validated process, , equipment, service, or facility used in the storage, handling or distribution of Product.

C.	Major Change: A Change that affects items specified in the regulatory submission or changes that could affect the safety, identity, strength, quality, purity of the Product, e.g. changes to validated facilities, utilities, equipment, computer systems, storage, and shipping process.

D.	Deviation: A departure from an established quality standard, such as: Corporate Policy, Standard Operating Procedure, packaging order, environmental monitoring procedure, equipment maintenance procedure, or any unusual occurrence that could affect the Product. Deviations may be either planned or unplanned departures from established quality standards and may have the potential to affect the safety, identity, strength, function/performance, quality or purity of a Product.

E.	Regulations: Any appropriate regulation or directive as dictated by the US Food and Drug Administration (FDA), or other pertinent regulatory authority.

F.	Validation: Establishing documented evidence which provides a high degree of assurance that a specific process, procedure, operation, piece of equipment, facility, software, etc. will perform consistently meeting its predetermined specifications and attributes.

G.	Recall: Removal or correction of a product that a regulatory agency or parties considers to be in violation of the laws it administers and against which the agency would initiate legal action, e.g., seizure.

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PROVISIONS

Regulatory Standards and Audits: Sagent will operate in accordance with all standards of current Good Manufacturing Practice (“cGMP”) per 21CFR parts 210, 211, and 820 and any other pertinent regulations, including all applicable international, federal, state and local regulations relating to the storage, handling or distribution of the Product.

Anesiva shall have the right to perform [*] audits of Sagent and its subcontractors as related to the Products to assess compliance with cGMP and applicable product and establishment standards. For [*] audits, audits shall be coordinated and scheduled through Sagent (including audits of Sagent’s subcontractors) at mutually agreeable times upon at least [*] advance written notice to Sagent.

Anesiva may perform “for-cause” audits of Sagent or its subcontractors in the event of failure or recall of a Product lot or other major cGMP/regulatory compliance violation related to the storage, handling or distribution of the Product. In these instances, the [*] advance written notification is waived and the audit to be coordinated and scheduled through Sagent (including audits of Sagent’s subcontractors) as soon as mutually agreed.

At the conclusion of each audit, Anesiva will hold a wrap-up meeting with Sagent and/or its subcontractors to review all significant audit observations. Within [*] of receipt of Anesiva’s audit report, Sagent will provide a written response to Anesiva including a response to all Anesiva’s observations and details regarding corrective or preventive actions.

Sagent will have an audit system as part of its qualification of subcontractors. Anesiva may review all audit reports as such reports related to Anesiva Product upon reasonable request, and request Sagent to perform for-cause audits of its subcontractors as such audits relate to Anesiva Product and do not violate the terms of Sagent’s agreements with its subcontracts. Subject to the provisions above, Anesiva will have access to audit the contractors responsible for storage, handling, distribution and destruction of the Product.

1)	Quality Responsibilities: Anesiva and Sagent agree on the allocation of quality responsibilities between the Parties as set forth in Exhibit B of this Agreement. Where Sagent has subcontracted operations which would be subject to this Agreement, Sagent shall ensure its subcontractor complies with the applicable terms of this Agreement.

2)	Notification to Anesiva Quality Assurance department: Sagent will notify Anesiva of any issues, which Sagent reasonably believes may relate to the quality of the service being provided to Anesiva. For the Product subject to this agreement, notification and/or approval by Anesiva Quality Assurance is required as specified for the following issues:

•	Facility Changes. Prior notification of significant changes to validated facilities, utilities, and equipment.

•	Process Changes. Prior notification and Anesiva approval of major changes to the storage, handling and distribution process.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

•	Deviation. Review and approval of significant deviations from the agreed and ultimately validated processing, storage or distribution instructions specific to Anesiva product.

•	Investigations. Notification as soon as reasonably possible of investigations related to the Product and approval of investigation action plans.

•

Controlled Temperature Failure: In the event of a failure of a controlled temperature unit (exceeding defined storage conditions) that houses any Product, or samples, Sagent shall notify Anesiva as soon as possible.

3)	Notification of and Investigation of Safety and Product Complaints: Anesiva shall be responsible for evaluating all complaints and for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. Anesiva shall maintain a complaint file and shall notify Sagent of any complaints relating to the Product, which may be the result of, or have an effect on, the storage, handling, distribution, and shipping operations performed by Sagent. Sagent shall assist Anesiva as is reasonably necessary in investigating complaints and shall maintain a complaint file and shall forward complaint reports relating to the Product to Anesiva within [*] after completion of complaint investigation. As needed, Sagent shall provide interim status reports to Anesiva of complaint investigations. As part of such investigation, Sagent may inspect and analyze Products only under a joint mutually agreed investigation action plan to thoroughly investigate the product complaint. If such investigation concludes that the complaint is [*].

Sagent shall notify Anesiva of any complaints and/or Adverse Reaction Reports it receives within [*] as required per 21 CFR 314.80(c)(iii). It is Anesiva’s responsibility to fully investigate each occurrence and comply with all applicable laws regarding reporting to government agencies. Anesiva shall notify Sagent within [*] of confirmation of such Adverse Reaction Reports requiring the alteration of the manner in which Sagent performs its services.

4)	Material Review Board: A joint Material Review Board (MRB) as per Anesiva standard operating procedure shall be formed with Quality and other appropriate personnel from both Sagent and Anesiva. The MRB may be convened, at the request of either Sagent or Anesiva Quality Assurance units to resolve any applicable issues related to the Product.

5)	Regulatory Submissions: Anesiva will be solely responsible for the submission and maintenance of documentation to regulatory authorities and all associated fees in support of the Products including but not limited to drug applications, labeling and promotional materials, drug listing forms, and annual or other reports as required by applicable regulations. Anesiva shall drug list the Product using Anesiva’s labeler code and NDC number. Upon Anesiva’s request, Sagent will provide Anesiva with the information necessary to complete regulatory submissions under Anesiva direction in a timely and effective manner. Sagent will obtain prior approval from Anesiva of changes to the content of the documents that directly affect Anesiva regulatory submissions. Anesiva will provide Sagent written notification of the destination of a submission.

6)	Regulatory Approval: Anesiva or its licensees shall be responsible for obtaining all necessary regulatory approvals for the Product from the United States Food and Drug Administration (the “FDA”) and any foreign regulatory authorities.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

7)	Inspections by Regulatory Agencies/Access: Each Party will provide the other Party with reasonably screened copies of international and US regulatory agency inspection reports or regulatory actions (e.g., warning letters) which may have an impact on the storage, handling and distribution of the Product. Both Parties will inform each other in a timely fashion when regulatory agencies are seeking to schedule inspections concerning the Products at Sagent Facilities. Anesiva representatives will be allowed to be present as an observer only during the inspection with the inspectors at Sagent facilities (including the distribution center) during the course of Regulatory Inspections related to Anesiva Products. Anesiva shall not directly or actively participate or interfere in such inspection or interface with the regulatory authority during such inspection unless at Sagent’s request or unless inspectors specifically inquire as to Anesiva Products. Anesiva will be informed of all such communication and commitments which could impact Anesiva’s Regulatory submissions. Anesiva representative(s) will be allowed review and approval of responses to any observations for Anesiva Product purged only of Confidential Information that is unrelated to the Products. Anesiva commits to ensuring that its review and approval of responses does not infringe on Sagent’s ability to respond to Regulatory Agency observations in the time specified by those Regulators.

8)	Access to Sagent and Distribution Facility: In accordance with the provisions for Regulatory Standards and Audits as per this Agreement, Anesiva and designates shall have access to observe and inspect Sagent’s facilities and procedures, including all validation/verification activities, and documentation related to the Product(s) upon reasonable notice to Sagent. Employees of Anesiva on Sagent facilities, or its subcontractor’s facilities, shall at all times comply with all Sagent rules and regulations.

9)	Product Status and Release: Anesiva shall be solely response for quality assurance approval and release of Product to commerce. Once approved for release by Anesiva, Sagent’s further distribution of the Product shall be conducted in accordance with applicable cGMPs and the terms of this Agreement. Each lot of Product will be shipped to Sagent under Quarantine status. Sagent or Sagent’s designee shall store product in a designated Quarantine status, unavailable to shipment for distribution, until Anesiva Quality Assurance provides formal disposition in writing with approval of the release of the lot for commercial distribution. Anesiva shall notify Sagent in writing when Product is ready for shipment and shall provide to Sagent the release documentation as specified per Exhibit C.

10)	Lot Number & Traceability: Sagent will maintain a system for identifying and tracking product by its unique Anesiva lot number.

11)	Inventory Management: Sagent will maintain Product inventory with Product status, lot number and expiration date. Product will be picked and shipping according to FIFO (First In, First Out) practices, unless otherwise directed in writing by Anesiva.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

12)	Changes to Facility or Process: In the event that Anesiva desires any change to the storage, handling and distribution process, Anesiva shall deliver written notice to Sagent specifying such change desired by Anesiva, and Sagent shall respond to any such notice within [*] after Sagent receipt. In the event that Sagent desires any change to the storage, handling and distribution process, Sagent shall deliver written notice to Anesiva specifying such change desired by Sagent and Anesiva shall respond to any such notice within [*] after Anesiva receipt. Anesiva shall [*] Sagent for the [*] by Sagent as a result of [*].

13)	Validation: As required by applicable regulations related to distribution of the Product, Sagent or Sagent’s subcontractors as the case may be will maintain its equipment, facility, and utilities in an acceptable validated state as is appropriate for Sagent or its subcontractors operations. Records of (re)validation as they reasonably relate to Anesiva Product will be maintained and available for inspection. Upon request, Sagent will provide Anesiva with copies of all validation protocols, reports, and supporting documentation used to support the storage, handling and distribution process related to Anesiva Product purged only of Confidential Information that is unrelated to the Products.

14)	Environmental Monitoring: Sagent agrees to store Anesiva Product (s) under appropriate label storage conditions and in a secure area, monitored to ensure that they comply with all the quality specifications and attributes (e.g. temperature and humidity).

15)	Annual Update Requirements: As specified in Section 5 above, Anesiva shall be responsible for the filing and maintenance of any drug application for the Product as well as any and all supplement or annual reports to its drug application for the Product. Company shall be responsible for completing such submissions and for payment of associated fees. Upon request from Sagent. Sagent will provide Anesiva, with Product related documentation as such documentation pertains to Sagent’s or Sagent’s subcontractors operations in connection with storage, handling, or distribution the Product for the purpose of updating regulatory information upon request.

16)	Communication: All communications to each Party’s respective quality and regulatory affairs department as required under this Agreement will be directed to the appropriate personnel identified in Exhibit D-Quality and Regulatory Contacts. Subject to Applicable Law, each Party will give the other Party prior, reasonable written notice in the event of significant changes in senior corporate or plant management and/or ownership and of any changes in the Contact Personnel identified in Exhibit D.

17)	Recall: In the event either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action (individually or collectively, a “Recall”) or in the event of any action by any Regulatory Authority to detain or destroy Product or prevent release of Product (“Seizure”) with respect to any Product, Anesiva and Sagent shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Product shall be made by Anesiva; provided, however, that Sagent shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Each Party shall inform the other as to the status of all Product in each Party’s possession, which was Seized or quarantined as a result of the need to initiate a Recall.

18)	Drug Pedigrees: Sagent shall be responsible for assuring compliance with all applicable United States Federal and State drug pedigree requirements. For the sole purpose of complying with such

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

drug pedigree requirements, Anesiva authorizes Sagent to designate on behalf of Anesiva Sagent’s distributors as Authorized Distributors of Record. Anesiva shall assist Sagent in complying with drug pedigree requirements including but not limited to maintaining a publicly available list of Sagent’s Authorized Distributors of Record.

19)	Labeling: Labeling operations and labeling supply shall be the responsibility of Anesiva. Anesiva shall assure vendor(s) used for label supply are qualified. To the extent the Product labeling and or label bears Sagent’s trademark, Anesiva shall make no changes to Sagent’s trademark without prior written consent of Sagent. The labeling and or label shall also specify Anesiva as the party to be contacted for further information about the Product. To the extent Sagent’s name and or trademark appears on the Product label, the label shall specify “Manufactured by Anesiva” and “Distributed by Sagent” as required and allowed for under 21 CFR 201.1(h)(5).

The shipping label shall be in Healthcare Distribution Management Association (HDMA) format and shall include the following information:

•	Name and address of Company

•	NDC number

•	Lot Number

•	Lot Expiration Date

•	Quantity

•	Storage and special transport conditions

•	Any special requirements (if applicable

20)	Promotion: Upon Sagent’s reasonable request, Anesiva shall promptly provide such promotional materials and objective evidence as is reasonably required to substantiate promotional and advertising material related to the Product for Sagent’s review and comment.

21)	Packaging: Package Performance Testing. Anesiva shall be responsible for all packaging validations (i.e. simulated shipping studies conducted against ASTM standards or equivalent) and shipping studies (i.e. temperature monitoring studies) to ensure the Product is shipped in a manner that is verified as not adversely affecting the safety, identity, strength, quality, purity, or efficacy of the Product. Results of such studies and other package integrity tests shall be made available to Sagent upon request.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

THE PARTIES HAVE CAUSED THIS QUALITY AGREEMENT TO BE EXECUTED BY THEIR AUTHORIZED REPRESENTATIVES AS OF THE EFFECTIVE DATE:

Contract Acceptor

/s/ David G. Perkins 10 Oct 07
Signature/Date

Sagent, QUALITY ASSURANCE HEAD

ANESIVA, INC.

/s/ Melissa Morandi 09 Oct 07
Signature/Date

Anesiva, VICE PRESIDENT, QUALITY ASSURANCE

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

Document Revision History

[*]

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit B

Quality Responsibilities

[*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit C

Batch Release Documentation

[*]

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Quality & Regulatory Contacts

[*]

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT C

PRESS RELEASE

Anesiva Contacts:	Sagent Investor Contact:
Paul Goodson	Ron Pauli, Chief Financial Officer
Sr. Dir., Investor Relations	847-908-1604
650-246-6898
investors@anesiva.com	Sagent Media Contact:
Geoff Curtis, WeissComm Partners
312-550-8138

ANESIVA SIGNS CO-PROMOTION AND DISTRIBUTION AGREEMENT WITH SAGENT PHARMACEUTICALS

FOR ZINGO™ IN U.S. HOSPITALS

Sagent to Accelerate Anesiva’s Penetration of the Hospital Market with Zingo

SOUTH SAN FRANCISCO, CA, and SCHAUMBURG, IL, October 12, 2007 — Anesiva, Inc. (Nasdaq: ANSV) and Sagent Pharmaceuticals, Inc., today announced an agreement in which Sagent will co-promote for three years Anesiva’s Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection product and will manage U.S. distribution. Zingo, a needle-free product that provides fast-acting topical, local analgesia, has been recently approved by the U.S. Food and Drug Administration (FDA) to reduce the pain associated with venous access procedures, such as IV insertions or blood draws, in children three to 18 years of age.

Under the agreement, Sagent will join with Anesiva to co-promote Zingo within hospitals as well as facilitating contract negotiations with hospitals and group purchasing organizations. Sagent’s team will focus their selling efforts toward hospital pharmacists, with Anesiva promoting primarily to physicians and nurses. In addition, Sagent will manage Zingo warehousing and distribution services. The terms of the agreement provide for Sagent to earn a royalty based on Anesiva’s net sales of Zingo and for Anesiva to reimburse Sagent for certain direct expenses. Anesiva may designate additional marketing partners to address non-hospital affiliated markets.

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

“We are very excited to work with their extremely seasoned sales and national accounts team to support Zingo’s penetration of the hospital market,” said John P. McLaughlin, chief executive officer of Anesiva. “Together with Anesiva’s experienced marketing organization and planned sales force of 15 representatives, we will have complementary roles and provide synergistic selling efforts to launch Zingo successfully in U.S. hospitals. Anesiva will also leverage Sagent’s established infrastructure for warehousing and distribution services.”

“We are excited about the opportunity to collaborate with an organization of Anesiva’s quality in introducing Zingo to hospital markets and will fully align our extensive hospital-focused sales and distribution resources to support Zingo,” stated Jeffrey Yordon, chairman, founder and chief executive officer of Sagent Pharmaceuticals. “The Anesiva co-promote marks an important advance in Sagent’s rapid evolution and Zingo fits nicely with Sagent’s mission of delivering customer-focused products to patients.”

About Zingo

Zingo is a ready-to-use, single-use, needle-free system that delivers 0.5 mg sterile lidocaine powder into the skin and provides topical, local analgesia in one to three minutes after administration. This rapid onset, which may be especially useful in pediatric populations and busy emergency room settings, means the product can be incorporated into a medical procedure allowing uninterrupted care, an important advantage over current options. Venous access procedures, like IV insertions and blood draws, are among the most common interventions performed at a hospital, with more than 18 million pediatric venous access procedures and 400 million total procedures per year in U.S hospitals. In addition to the hospital setting, Zingo may be used in physicians’ offices and clinical laboratories. In clinical trials, Zingo was well tolerated. Common side effects were redness, red dots and swelling of the skin at the site of administration.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has one FDA-approved product, Zingo™, for the reduction of pain associated with peripheral venous access procedures in children three to 18 years of age. The second product in Anesiva’s pipeline, Adlea™ (formerly 4975), has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to http://www.anesiva.com.

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

About Sagent Pharmaceuticals, Inc.

Sagent Pharmaceuticals is a privately held specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific focus on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients. Sagent currently has more than 200 products in development. For more information about Sagent, please visit www.SagentPharma.

Anesiva Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of Anesiva’s clinical trials, whether Anesiva is able to manufacture its products on commercially reasonable terms, whether Anesiva can secure the adoption of Zingo on hospital formularies and otherwise penetrate the hospital market, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT D

LANGUAGE FOR SEC FILINGS

On October [    ], 2007, Anesiva, Inc. (“Anesiva”) entered into a Promotional Agreement (the “Agreement”) with Sagent Pharmaceuticals, Inc. (“Sagent”) relating to Anesiva’s Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection product. Under the Agreement, Sagent will undertake certain promotional activities with respect to Zingo in the United States for a period of three (3) years. These activities will include the co-promotion of Zingo to hospitals, facilitation of Zingo-related contract negotiations with hospitals and group purchasing organizations, and the management of the warehousing and distribution of Zingo. Anesiva will pay Sagent an upfront fee as well as royalties on sales of Zingo to hospitals and related markets during an agreed-upon time period. In addition, Anesiva will reimburse Sagent for certain direct expenses. Under the Agreement, Anesiva may designate additional marketing partners to address non-hospital markets.

CONFIDENTIAL — THIS DOCUMENT IS PROPERTY OF ANESIVA INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.